Exhibit 99.1

Company Contact:
RELM Wireless Corporation
William Kelly, EVP & CFO
(321) 984-1414

RELM Wireless Reports Second Quarter & Six Month 2013 Results

WEST MELBOURNE, Florida -- August 12, 2013 -- RELM Wireless Corporation (NYSE MKT: RWC) today announced its financial and operating results for the quarter and six months ended June 30, 2013.

For the quarter ended June 30, 2013, sales totaled approximately $6.2 million, compared with approximately $9.3 million for the second quarter last year.  Pretax income for the quarter ended June 30, 2013 was approximately $409,000, compared with approximately $2.0 million for the second quarter last year.  The Company recognized income tax expense of approximately $212,000 for the second quarter 2013, compared with approximately $765,000 for the same quarter last year.  Income tax expense for the second quarter was largely non-cash due to the Company’s deferred tax assets derived primarily from its net operating loss carryforwards.  Net income for the quarter ended June 30, 2013 was approximately $197,000, or $0.01 per diluted share, compared with approximately $1.2 million, or $0.09 per diluted share, for the same quarter last year.

Gross profit margin for the second quarter 2013 was 43.9% of sales, versus 49.7% of sales for the same quarter last year.  Selling, general and administrative expenses totaled approximately $2.3 million (37.8% of sales) for the second quarter 2013, compared with $2.6 million (28.1% of sales) for the second quarter last year.

The Company had approximately $24.2 million in working capital as of June 30, 2013, of which $9.3 million was comprised of cash and trade receivables.  This compares with working capital of $23.6 million as of December 31, 2012, of which $8.6 million was comprised of cash and trade receivables. The Company had no balance outstanding under its revolving credit facility at June 30, 2013.

RELM President and Chief Executive Officer David Storey commented, “After opening the year with our best first quarter since 2006, the second quarter proved to be challenging as we experienced a decline in sales across several different markets.  We believe, however, that most of the opportunities with which we are engaged remain viable but were delayed for various reasons.  We are continuing to pursue them vigorously.  On a comparative basis, last year’s second quarter, our best in three years, included significant wins in new state, local, and international markets.”

Mr. Storey continued, “While the second quarter sales were disappointing, it is important to note that through six months we are at almost 97% of last year’s sales for the same period.  Overall gross margins remain healthy, and we have managed our SG&A expenses effectively but cautiously.  Consequently, on a positive note, we reported our fifth consecutive profitable quarter while improving our working capital position and reducing inventory.  We are still optimistic for the remainder of 2013 and beyond.”

For the six months ended June 30, 2013, sales totaled approximately $13.3 million compared with approximately $13.7 million for the same period last year.  Pretax income for the six months ended June 30, 2013 was approximately $888,000 compared with $1.3 million for the same period last year.  For the six months ended June 30, 2013 the Company recognized income tax expense of approximately $286,000, compared with approximately $488,000 for the same period last year.  Income tax expense for the six month period was largely non-cash due to the Company’s deferred tax assets derived primarily from its net operating loss carryforwards.  Net income for the six months ended June 30, 2013 totaled approximately $602,000, or $0.04 per diluted share, compared with $845,000, or $0.06 per share, for the same period last year.

Gross profit margins for the six months ended June 30, 2013 were 44.9% of sales, versus 46.0% of sales for the same period last year.  Selling, general and administrative expenses for the six months ended June 30, 2013 totaled approximately $5.1 million compared with approximately $5.0 million for the same period last year.

Conference Call and Webcast

The Company will host a conference call and webcast for investors at 9:00 a.m. Eastern Time, Tuesday, August 13, 2013.  Shareholders and other interested parties may participate in the conference call by dialing 877-317-6789 (international/local participants dial 412-317-6789) and asking to be connected to the “RELM Wireless Corporation Conference Call” a few minutes before 9:00 a.m. Eastern Time on August 13, 2013.  The call will also be webcast at http://www.relm.com.  Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet webcast.  An online archive of the webcast will be available on the Company’s website for 30 days following the call at http://www.relm.com.

A replay of the conference call will be available one hour after the completion of the call until August 23, 2013, by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering the conference ID# 10031134.

About APCO Project 25 (P25)

APCO Project 25 (P25), which requires interoperability among compliant equipment regardless of the manufacturer, was established by the Association of Public-Safety Communications Officials and is approved by the U.S. Department of Homeland Security.  The shift toward interoperability gained momentum as a result of significant communications failures in critical emergency situations.  RELM was one of the first manufacturers to develop P25-compliant technology.

About RELM Wireless Corporation

As an American Manufacturer for more than 65 years, RELM Wireless Corporation has produced high-specification two-way communications equipment of unsurpassed reliability and value for use by public safety professionals and government agencies, as well as radios for use in a wide range of commercial and industrial applications.  Advances include a broad new line of leading digital two-way radios compliant with APCO Project 25 specifications.  RELM’s products are manufactured and distributed worldwide under BK Radio and RELM brand names. The Company maintains its headquarters in West Melbourne, Florida and can be contacted through its web site at www.relm.com or directly at 1-800-821-2900.  The Company’s common stock trades on the NYSE MKT market under the symbol “RWC”.

This press release contains certain forward-looking statements that are made pursuant to the “Safe Harbor” provisions of the Private Securities Litigation Reform Act Of 1995.  These forward-looking statements concern the Company’s operations, economic performance and financial condition and are based largely on the Company’s beliefs and expectations.  These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors and risks include, among others, the following: changes or advances in technology; the success of our LMR product line; competition in the land mobile radio industry; general economic and business conditions, including federal, state and local government budget deficits and spending limitations; the availability, terms and deployment of capital; reliance on contract manufacturers and suppliers; heavy reliance on sales to agencies of the U.S. government; our ability to utilize deferred tax assets; retention of executive officers and key personnel; our ability to manage our growth; government regulation; business with manufacturers located in other countries; our inventory and debt levels; protection of our intellectual property rights; fluctuation in our operating results; acts of war or terrorism; any infringement claims; provisions in our charter documents and under Nevada law that may discourage a potential takeover; maintenance of our NYSE MKT listing; and the effect on our stock price and ability to raise equity capital of future sales of shares of our common stock. Certain of these factors and risks, as well as other risks and uncertainties, are stated in more detail in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and in the Company’s subsequent filings with the SEC.  These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

# # #

RELM WIRELESS CORPORATION
Condensed Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	(Unaudited)		(Unaudited)
	6/30/2013	6/30/2012	6/30/2013	6/30/2012

Sales, net	$6,191	$9,327	$13,264	$13,696

Expenses:
Cost of products	3,474	4,687	7,312	7,389
Selling, general and administrative expenses	2,339	2,624	5,075	4,964
Total expenses	5,813	7,311	12,387	12,353

Operating income	378	2,016	877	1,343

Other expense:
Net interest expense	0	(3)	0	(3)
Other expense	31	(2)	11	(7)

Income before income taxes	409	2,011	888	1,333

Income tax expense	(212)	(765)	(286)	(488)

Net income	$197	$1,246	$602	$845

Net earnings per share - basic	$0.01	$0.09	$0.04	$0.06
Net earnings per share - diluted	$0.01	$0.09	$0.04	$0.06

Weighted average common shares outstanding, basic	13,564	13,544	13,555	13,539
Weighted average common shares outstanding, diluted	13,654	13,545	13,580	13,539

RELM WIRELESS CORPORATION
Condensed Consolidated Balance Sheets
(In Thousands, Except Share Data) (Unaudited)

	June 30,	December 31,
	2013	2012

ASSETS
Current assets:
Cash & cash equivalents	$5,804	$6,581
Trade accounts receivable, net	3,528	2,062
Inventories, net	12,873	13,345
Deferred tax assets, net	3,635	4,429
Prepaid expenses & other current assets	1,002	915
Total current assets	26,842	27,332

Property, plant and equipment, net	1,005	1,113
Deferred tax assets, net	3,487	2,978
Capitalized software, net	1,952	2,207
Other assets	313	330

Total assets	$33,599	$33,960

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$938	$1,132
Accrued compensation and related taxes	813	1,485
Accrued warranty expense	273	267
Accrued other expenses and other current liabilities	157	166
Note payable	-	18
Deferred revenue	470	627
Total current liabilities	2,651	3,695

Deferred revenue	95	81

Total liabilities	2,746	3,776

Commitments and contingencies

Stockholders' equity:
Preferred stock; $1.00 par value; 1,000,000 authorized
shares, none issued or outstanding.	-	-
Common stock; $0.60 par value; 20,000,000 authorized
shares; 13,580,471 and 13,545,482 issued and outstanding shares
at June 30, 2013 and December 31, 2012, respectively.	8,148	8,127
Additional paid-in capital	24,650	24,604
Accumulated deficit	(1,945)	(2,547)
Total stockholders' equity	30,853	30,184

Total liabilities and stockholders' equity	$33,599	$33,960